Exhibit 99.01

NEWS RELEASE Xcel Energy Media Relations 414 Nicollet Mall Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com
Feb. 28, 2011

Xcel Energy selects new board member

MINNEAPOLIS – Xcel Energy today announced that James J. Sheppard has been elected to the company’s board of directors, effective March 1.  His term will be in effect until the company’s annual shareholders meeting on May 18, when he will stand for re-election.

Sheppard previously served as interim senior vice president and chief nuclear officer for Southern California Edison.  Between 1993 and 2009, he held several senior positions associated with the South Texas Project nuclear power plant, including chairman, president and CEO of  STP Nuclear Operating Co., which operates the facility for its three owners.  He holds a bachelor of science degree in aerospace engineering from the U.S. Naval Academy and a master’s degree in business administration from Duke University.

“We are very pleased to welcome Mr. Sheppard to the board,” said Dick Kelly, chairman and CEO of Xcel Energy. “He brings a wealth of knowledge and experience in nuclear energy, which is a critical component of our company’s balanced mix of generating sources.”

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company that provides a comprehensive portfolio of energy-related products and services to 3.4 million electricity customers and 1.9 million natural gas customers through its regulated operating companies in eight Western and Midwestern states. Company headquarters are located in Minneapolis. More information is available at xcelenergy.com.

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